UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 8, 2021

National CineMedia, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33296			20-5665602
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)			(I.R.S. Employer Identification No.)

6300 S. Syracuse Way	Suite 300	Centennial	Colorado	80111
(Address of Principal Executive Offices)				(Zip Code)
(303) 792-3600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Common Stock, par value $0.01 per share	NCMI	The Nasdaq Stock Market LLC
(Title of each class)	(Trading symbol)	(Name of each exchange on which registered)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On March 8, 2021, National CineMedia LLC (“the “Borrower”) amended (the “Credit Agreement Amendment”) its Credit Agreement, dated as of June 20, 2018, among the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement”). Among other things, the Credit Agreement Amendment provides for: (i) certain modifications to the negative covenants; (ii) a waiver of non-compliance with the consolidated net total leverage and consolidated net senior secured leverage financial covenants through the quarter ended June 30, 2022; (iii) the consolidated net total leverage ratio and consolidated net senior secured leverage ratio financial covenants to be set to 6.75 to 1.00 and 5.50 to 1.00, respectively, for the quarter ending on or about September 29, 2022, and (iv) with respect to the Borrower’s audited financial statements for the fiscal year ended December 31, 2020, a waiver of the requirement to deliver such financial statements without a “going concern” or like qualification or exception. The Credit Agreement Amendment also: (i) grants security interests in certain assets of the Borrower and other potential loan parties that are not currently pledged to the lenders (the “Additional Collateral”) and (ii) increases the applicable margin of the existing term loans and revolving loans issued under the Credit Agreement in an amount equal to 100 basis points. Additionally, pursuant to the terms of the Credit Agreement Amendment, the Borrower is restricted from making available cash distributions until after the Borrower delivers a compliance certificate for the quarter ending on or about September 29, 2022, and, thereafter, the Borrower may only make available cash distributions if: (i) no default or event of default under the Credit Agreement has occurred and is continuing; (ii) the senior secured financial covenant leverage ratio is equal to or less than 4.00 to 1.00; and (iii) the aggregate principal amount of all outstanding revolving loans under the Credit Agreement is $39.0 million or less.
In addition, pursuant to the Credit Agreement Amendment, the Borrower will incur new incremental term loans (the “New Incremental Loans”) in an aggregate principal amount of $50.0 million, the proceeds of which will be used for general corporate purposes. The New Incremental Loans will have substantially similar terms to the existing term loans (after giving effect the Credit Agreement Amendment), except that the New Incremental Loans will: (i) have a cash interest rate of LIBOR plus 800 basis points, (ii) have a maturity of December 20, 2024, and (iii) be subject to prepayment premiums if the Borrower prepays the New Incremental Loans before maturity.
The foregoing description of the Credit Agreement Amendment is qualified in its entirety by reference to the complete copy of the Credit Agreement Amendment filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.
Item 2.02    Results of Operations and Financial Condition
On March 8, 2021, National CineMedia, Inc. (“the Company”) issued a press release announcing its financial results for the fiscal fourth quarter and year ended December 31, 2020. A copy of the press release is furnished as Exhibit 99.1 to this report.
In accordance with General Instruction B.2 of Form 8-K, the information in Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant
The information provided in Item 1.01 of this Form 8-K concerning the New Incremental Loans and Credit Agreement Amendment is hereby incorporated into this Item 2.03.
Item 8.01    Other Events
In connection with the grant of the Additional Collateral to the lenders under the Credit Agreement, the Borrower concurrently entered into an amendment (the “Security Agreement Amendment”), dated as of March 8, 2021, to the Security Agreement, dated as of October 8, 2019 made by the Borrower, as issuer, in favor of JPMorgan Chase Bank, N.A., as collateral agent, relating to that certain Indenture, dated as of October 8, 2019, between the Borrower, as issuer and Wells Fargo Bank, National Association, as trustee, relating to the Borrower’s 5.875% Senior Secured Notes due 2028 (the “Secured Notes”). The

Security Agreement Amendment grants a security interest in the Additional Collateral for the benefit of the holders of the Secured Notes.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

10.1	Amendment No. 2 to the Credit Agreement, dated as of March 8, 2021, by and among National CineMedia, LLC, each lender party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.
99.1	Press Release of National CineMedia, Inc. dated March 8, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL CINEMEDIA, INC.

Dated: March 8, 2021	By:	/s/ Thomas F. Lesinski
Thomas F. Lesinski
Chief Executive Officer and Interim Principal Financial Officer